Exhibit 10.7

Execution Copy

FIRST AMENDMENT TO LEASE

FIRST AMENDMENT TO LEASE, dated as of December 23, 2015 (this “Amendment”), by and between RXR 1330 OWNER LLC, a Delaware limited liability company, having an office c/o RXR Realty, 1330 Avenue of the Americas, New York, New York 10019 (“Landlord”) and SILVERCREST ASSET MANAGEMENT GROUP LLC, a Delaware limited liability company, having an office at 1330 Avenue of the Americas, New York, New York 10019 (“Tenant”).

WITNESSETH:

WHEREAS, pursuant to a Lease, dated December 15, 2005, by and between Landlord (as successor-in-interest to Deka First Real Estate USA L.P.) and Tenant (the “Lease”), Tenant is leasing from Landlord the entire 37th, 38th, 39th and 40th floors (the “Demised Premises”) of the office building known as 1330 Avenue of the Americas, New York, New York (the “Building”), as is more particularly described in the Lease;

WHEREAS, the term of the Lease is scheduled to expire on September 30, 2017; and

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the term thereof, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. Defined Terms. All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Lease.

2. Extension of Term. (a) The term of the Lease is hereby extended for an additional period of 11 years (the “Extension Term”) commencing on October 1, 2017 (the “Extension Commencement Date”) and expiring on September 30, 2028, which date shall be deemed the Expiration Date for all purposes under the Lease, unless sooner terminated in accordance with the terms of the Lease or pursuant to law.

(b) Tenant’s leasing of the Demised Premises during the Extension Term shall be on all of the terms and conditions of the Lease (as amended hereby), except that, from and after the Extension Commencement Date:

(i) fixed rent for the entire Demised Premises shall be payable at the times and in the manner set forth in the Lease, as follows:

(A) for the period commencing on the Extension Commencement Date and ending on the day immediately preceding the 6th anniversary of the Extension Commencement Date at the rate of $5,408,000.00 per annum payable in equal monthly installments of $450,666.67; and

(B) for the period commencing on the 6th anniversary of the Extension Commencement Date and ending on the Expiration Date $5,699,200.00 per annum, payable in equal monthly installments of $474,933.33.

(ii) Notwithstanding anything to the contrary contained in this Amendment, provided Tenant is not then in default under the Lease beyond the expiration of any applicable notice and cure period, Tenant shall be entitled to receive a credit in the amount of $5,408,000.00, which credit shall be applied against the first monthly installment of fixed rent due and payable on the Extension Commencement Date and each succeeding monthly installment of fixed rent due and payable until the entire credit has been so applied. At Landlord’s option, Landlord may pay to Tenant, no later than the first day of any calendar month in respect of which Tenant would otherwise be entitled to a credit against fixed rent under the preceding sentence, an amount equal to the credit to which Tenant would have otherwise been entitled for such month, and in such event Tenant shall not receive any credit against fixed rent for such calendar month under the preceding sentence and shall be obligated to pay in full the installment of fixed rent due for such month.

(iii) Tenant shall pay Tenant’s Share of Taxes in accordance with the provisions of Article 4 of the Lease, except that “Real Estate Tax Base” shall mean the Real Estate Taxes for the Tax Year commencing on July 1, 2017 and ending on June 30, 2018.

(iv) Tenant shall pay Tenant’s Share of Operating Expenses pursuant to the provisions of Article 4 of the Lease, except that “Base Year” shall mean calendar year 2017.

(v) Landlord shall not be required to perform any work, to pay any amount, to install any fixtures or equipment or to render any services to make the Building or the Demised Premises ready or suitable for Tenant’s use or occupancy, and Tenant shall accept the Demised Premises in its “as is” condition on the Extension Commencement Date.  For the avoidance of doubt, nothing contained in this Section 2(b)(v) shall limit or otherwise modify any of Landlord’s repair and/or maintenance obligations under the Lease.

3. Extension Work Allowance. (a) During the period commencing on the Extension Commencement Date and continuing through the first anniversary of the Extension Commencement Date, Landlord shall reimburse Tenant for the cost of Initial Tenant Extension Work in an amount equal to the lesser of (i) $2,080,000.00 (the “Extension Work Allowance”) and (ii) the actual cost of Initial Tenant Extension Work, upon the following terms and conditions:

(A) The Extension Work Allowance shall be payable to Tenant (or to Tenant’s general contractor or construction manager, as directed by Tenant) in installments as Initial Tenant Extension Work progresses, but in no event more frequently than monthly. Installments of the Extension Work Allowance shall be payable by Landlord within 30 days following Tenant’s satisfaction of each of the conditions required for disbursement set forth in this Section.

(B) Prior to the payment of any installment, Tenant shall deliver to Landlord a request for disbursement which shall be accompanied by (1) paid invoices (or invoices if Tenant shall be directing Landlord to pay Tenant’s general contractor or construction manager) for the Initial Tenant Extension Work performed or incurred since the last disbursement of the Extension Work Allowance, (2) a certificate signed by Tenant’s architect and an officer of Tenant certifying that the Initial Tenant Extension Work and services represented by the aforesaid invoices have been satisfactorily completed in accordance with the plans and specifications therefor approved by Landlord and have not been the subject of a prior disbursement of the Extension Work Allowance, and (3) lien waivers by architects, contractors, subcontractors and all materialmen for all such work and services.  Each installment payment of the Extension Work Allowance shall be limited to an amount equal to the amount requested by Tenant pursuant to clause (1) above, multiplied by a fraction, the numerator of which is the amount of the Extension Work Allowance, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Initial Tenant Extension Work, then a reasonable estimate thereof in the opinion of Tenant’s architect, construction manager or general contractor) for the performance of all of the Initial Tenant Extension Work shown on all plans and specifications approved by Landlord.  In addition, Landlord shall be permitted to retain from each disbursement an amount equal to 10% of the amount requested to be disbursed by Tenant.  The aggregate amount of the retainages shall be paid by Landlord to Tenant upon the completion of all Initial Tenant Extension Work and upon receipt from Tenant of (A) a certificate signed by Tenant’s architect and an officer of Tenant certifying that all of the Initial Tenant Extension Work has been satisfactorily completed in accordance with the plans and specifications therefor approved by Landlord, (B) all Building Department sign-offs and inspection certificates and any permits required to be issued by the Building Department or any other governmental entities having jurisdiction thereover, and (C) a general release from all contractors and subcontractors performing the Initial Tenant Extension Work releasing Landlord and Tenant from all liability for any of the Initial Tenant Extension Work.

(b) “Initial Tenant Extension Work” means the installation of fixtures, improvements and appurtenances attached to or built into the Demised Premises and/or refurbishment of the Demised Premises in accordance with Article 12 of the Lease, and shall not include movable partitions, business and trade fixtures, machinery, equipment, furniture, furnishings and other articles of personal property, whether such work is performed prior to or after the Extension Commencement Date.

(c) The right to receive reimbursement for the cost of Initial Tenant Extension Work as set forth in this Section shall be for the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity.  Without in any way limiting the provisions of Article 20 of the Lease, Tenant shall indemnify and hold harmless Landlord and its agents from and against any and all liability, damages, claims, costs or expenses arising out of or relating to Landlord’s payment of any installment of the Extension Work Allowance directly to Tenant’s general contractor or construction manager, together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and expenses.

(d) Notwithstanding anything to the contrary contained in this Section, in no event shall more than $312,000.00 of the Extension Work Allowance be made available to Tenant for soft costs of construction (including, without limitation, filing and permit fees and expenses, architecture, engineering and other consulting fees and expenses and moving expenses).

(e) If any portion of the Extension Work Allowance remains after the 1st anniversary of the Extension Commencement Date, such remaining portion (i.e., any portion of the Extension Work Allowance for which Tenant has not timely and properly submitted a request for disbursement as set forth in this Section 3 on or before the first anniversary of the Extension Commencement Date) shall be retained by and belong to Landlord; provided, however, if Tenant is not then in default under the Lease (as amended hereby) beyond any applicable notice and cure period, Tenant shall be entitled to apply up to $1,040,000.00 of such remaining portion of the Extension Work Allowance as a credit toward fixed rent, which credit shall be applied against the first monthly installment of fixed rent due and payable on the 1st anniversary of the Extension Commencement Date and each succeeding monthly installment of fixed rent due and payable until the entire credit has been so applied. At Landlord’s option, Landlord may pay to Tenant, no later than the first day of any calendar month in respect of which Tenant would otherwise be entitled to a credit against fixed rent under the preceding sentence, an amount equal to the credit to which Tenant would have otherwise been entitled for such month, and in such event Tenant shall not receive any credit against fixed rent for such calendar month under the preceding sentence and shall be obligated to pay in full the installment of fixed rent due for such month.

(f) During the Initial Tenant Extension Work, Landlord shall provide Tenant with not more than 40 hours of overtime use of the freight elevator at no charge, which use shall be in four (4) hour increments.

4. Additional Lease Modifications. Effective as of the date of this Amendment, all notices, consents, demands and other communications to Landlord shall be addressed to RXR 1330 Owner LLC, 1330 Avenue of the Americas, New York, New York 10019, Attention:

Building Management, with a copy to (A) RXR Realty, 625 RXR Plaza, Uniondale, New York 11556, Attention: Jason Barnett, Esq., Office of General Counsel and (B) RXR Realty, 1330 Avenue of the Americas, New York, New York 10019, Attention: William Elder.

5. Security Deposit.  Landlord is currently in possession of a Letter of Credit in the amount of $505,667.00 held as a security deposit. Simultaneously with the execution of this Amendment, Tenant shall deliver to Landlord an amendment to the Letter of Credit in a form acceptable to Landlord extending the term of the Letter of Credit to an expiration date not earlier than 60 days after the Expiration Date (as extended by this Amendment). Provided that on the Reduction Date (i) Tenant is not then in default under the Lease and (ii) Landlord has not theretofore drawn on the Letter of Credit by reason of any default on the part of Tenant, Tenant shall be entitled to a reduction in the amount of the Letter of Credit of $252,833.50 (the “Reduction Amount”) on 5th anniversary of the Extension Commencement Date (the “Reduction Date”).  In no event shall the Letter of Credit be reduced to less than $252,833.50.  Tenant shall deliver to Landlord an amendment to the Letter of Credit (the form and substance of such amendment to be reasonably satisfactory to Landlord), reducing the amount of the Letter of Credit by the Reduction Amount, and Landlord shall execute the amendment and such other documents as are reasonably necessary to reduce the amount of the Letter of Credit in accordance with the terms hereof.

6.  Landlord Access and Service Interruption.

(a) Access. In connection with Landlord’s access to the Demised Premises, Landlord shall use reasonable efforts to minimize interference with the operation of Tenant’s business within the Demised Premises and to exercise due care in entering and exiting the Demised Premises. Except during the performance of any work by Landlord in any portion of the Demised Premises, Landlord shall not store materials and equipment in the Demised Premises.  During such work, (i) Landlord may store same only in the portion of the Demised Premises where such work is being performed and in a manner intended to minimize any interference with Tenant’s access, use and occupancy of the Demised Premises and any adverse effect upon the appearance of the Demised Premises and (ii) Landlord shall clean all work areas at the end of each day or block off such work areas in a manner that does not unreasonably interfere with Tenant’s ordinary conduct of business in the Demised Premises.

(b) Service Interruption. In any instance in which a Substantial Portion of the Demised Premises is Untenantable solely by reason of (x) the failure of Landlord to perform any of Landlord’s maintenance and repair obligations in accordance with the provisions of the Lease or (y) the interruption, curtailment or suspension of any of Landlord’s services set forth in Articles 16 and 17 of the Lease without the fault or neglect of Tenant or any persons claiming through or under Tenant, and such period of Untenantability shall continue for 6 consecutive Business Days after Tenant shall have notified Landlord of such Untenantability, and provided Tenant is not then in default under this Lease beyond any applicable notice and grace period, then for the period commencing on the 7th Business Day after Tenant’s giving notice to Landlord that such Substantial Portion of the Demised Premises is so Untenantable until such Substantial Portion of the Demised Premises is no longer Untenantable, fixed rent shall be appropriately abated with respect only to such Substantial Portion. The abatement set forth in this Section shall not apply during the occurrence of Force Majeure. “Untenantable” means that

Tenant shall be unable to use, and shall not be using, the Demised Premises or the applicable portion thereof for the conduct of Tenant’s business in the manner in which such business is ordinarily conducted in such portion of the Demised Premises.  “Substantial Portion” shall mean any portion of the Demised Premises consisting of 5,000 or more contiguous rentable square feet. “Force Majeure” shall mean any delays resulting from any causes beyond the reasonable control of Landlord, including governmental regulation, governmental restriction, strike, accident, labor dispute, riot, insurrection, terrorism, emergency, inability to obtain materials, acts of God or of a public enemy, acts of the United States of America, fires or other casualties, floods, epidemics, quarantine restrictions, freight embargoes, unusually severe weather, delays of subcontractors or suppliers at any tier arising from unforeseeable causes beyond the control and without the fault or negligence of Landlord and other like circumstances.

7. Renewal Option. Article 42-Renewal Option of the Lease is hereby deleted in its entirety and the following inserted in place thereof:

ARTICLE 42

RENEWAL OPTION

42.01. Renewal Right. (a)  Provided that on the date Tenant exercises the Renewal Option and at the commencement of the Renewal Term (i) the Lease shall not have been terminated, (ii) Tenant shall not be in default under the Lease and (iii) Tenant shall occupy at least 50% of the Demised Premises, Tenant shall have the option (the “Renewal Option”) to extend the term of the Lease for an additional 5 year period (the “Renewal Term”), to commence on the date immediately following the Expiration Date.

(b) The Renewal Option shall be exercised with respect to the entire Demised Premises only and shall be exercisable by Tenant giving notice to Landlord (the “Renewal Notice”) at least 18 months before the Expiration Date.  Time is of the essence with respect to the giving of the Renewal Notice.

42.02. Renewal Rent and Other Terms. (a) The Renewal Term shall be upon all of the terms and conditions set forth in the Lease, except that (i) the fixed rent shall be as determined pursuant to the further provisions of this Section 42.02; (ii) Tenant shall accept the Demised Premises in its “as is” condition at the commencement of the Renewal Term, and Landlord shall not be required to perform any work, to pay any amount or to render any services to make the Demised Premises ready for Tenant’s use and occupancy or to provide any abatement of fixed rent or additional rent, in each case with respect to the Renewal Term; (iii) Tenant shall have no option to renew the Lease beyond the expiration of the Renewal Term; and (iv) the Real Estate Tax Base shall be the Real Estate Taxes for the Tax Year ending immediately before the commencement of the Renewal Term and the Base Year shall be the Operation Year ending immediately before the commencement of the Renewal Term.

(b) The annual fixed rent for the Demised Premises for the Renewal Term shall be Fair Market Rent.  “Fair Market Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Demised Premises during the Renewal Term, each party acting prudently and under no compulsion to lease, and taking into account all relevant factors.

(c) If Tenant timely exercises the Renewal Option, Landlord shall notify Tenant (the “Rent Notice”) at least 120 days before the Expiration Date (as extended by this Amendment) of Landlord’s determination of the Fair Market Rent (“Landlord’s Initial Determination”).  If Landlord’s Initial Determination exceeds the aggregate of (the “Annual Rent”) (A) the fixed rent payable by Tenant for the 12 month period ending on the Expiration Date, (B) Tenant’s Share of Taxes payable with respect to the Tax Year ending immediately before the commencement of the Renewal Term and (C) Tenant’s Share of Operating Expenses payable with respect to the Operation Year ending immediately before the commencement of the Renewal Term, then Tenant shall notify Landlord (“Tenant’s Notice”), within 20 days after Tenant’s receipt of the Rent Notice, whether Tenant accepts or disputes Landlord’s Initial Determination, and if Tenant disputes Landlord’s Initial Determination, Tenant’s Notice shall set forth Tenant’s determination of the Fair Market Rent, which shall not be less than the Annual Rent (“Tenant’s Initial Determination”). If Tenant fails to give Tenant’s Notice within such 20 day period, or if Tenant gives Tenant’s Notice within such 20 day period but fails to set forth therein Tenant’s Initial Determination, then Tenant shall be deemed to have accepted Landlord’s Initial Determination.

(d) (i) If Tenant timely disputes Landlord’s Initial Determination and Landlord and Tenant fail to agree as to the Fair Market Rent within 20 days after the giving of Tenant’s Notice, then the Fair Market Rent shall be determined by arbitration in the City of New York, as set forth in this Section 42.02(d).  Tenant shall initiate the arbitration process by giving notice to that effect to Landlord within 20 days after the giving of Tenant’s Notice, which notice shall include the name and address of Tenant’s designated arbitrator.  If Tenant fails to give such notice within such 20 day period, then Tenant shall be deemed to have accepted Landlord’s Initial Determination.  Within 30 days after the designation of Tenant’s arbitrator, Landlord shall give notice to Tenant of the name and address of Landlord’s designated arbitrator.  If Landlord shall fail timely to appoint an arbitrator, then Tenant may request the AAA to appoint an arbitrator on Landlord’s behalf.  Such two arbitrators shall have 30 days to appoint a third arbitrator who shall be impartial.  If such arbitrators fail to do so, then either Landlord or Tenant may request the AAA to appoint an arbitrator who shall be impartial within 30 days after such request and both parties shall be bound by any appointment so made within such 30 day period.  If no such third arbitrator shall have been appointed within such 30 day period, either Landlord or Tenant may apply to the Supreme Court, New York County to make such appointment.  The third arbitrator only shall subscribe and swear to an oath fairly and impartially to determine such dispute.

(ii) Within 7 days after the appointment of the third arbitrator, the three arbitrators will meet (the “Initial Meeting”) and set a hearing date for the arbitration.  The hearing shall not exceed two days and shall be scheduled to be held within 60 days after the meeting of the three arbitrators.  At the Initial Meeting, Landlord and Tenant may each submit a revised Fair Market Rent determination (each, a “Final Determination”); provided, that

Landlord’s Final Determination may not be greater than Landlord’s Initial Determination, and Tenant’s Final Determination may not be lower than Tenant’s Initial Determination.  If either party shall fail so to submit a Final Determination, then Landlord’s Initial Determination or Tenant’s Initial Determination, as applicable, shall constitute such party’s Final Determination.

(iii) There shall be no discovery in the arbitration.  However, on reasonable notice to the other party, Tenant may inspect any portion of the Building relevant to its claims, and Landlord may inspect any portion of the space occupied by Tenant on the floors in issue. Thirty days prior to the scheduled hearing, the parties shall exchange opening written expert reports and opening written pre-hearing statements.  Opening written pre-hearing statements shall not exceed 20 pages in length.  Two weeks prior to the hearing, the parties may exchange rebuttal written expert reports and rebuttal written pre-hearing statements.  Rebuttal written pre-hearing statements shall not exceed 10 pages in length.  Ten days prior to the hearing, the parties shall exchange written witness lists, including a brief statement as to the subject matter to be covered in the witnesses’ testimony.  One week prior to the hearing, the parties shall exchange all documents which they intend to offer at the hearing.  Other than rebuttal witnesses, only the witnesses listed on the witness lists shall be allowed to testify at the hearings.  Closing arguments shall be heard immediately following conclusion of all testimony.  The proceedings shall be recorded by stenographic means.  Each party may present live witnesses and offer exhibits, and all witnesses shall be subject to cross-examination.  The arbitrators shall conduct the two day hearing so as to provide each party with sufficient time to present its case, both on direct and on rebuttal, and permit each party appropriate time for cross examination; provided, that the arbitrators shall not extend the hearing beyond two days.  Each party may, during its direct case, present evidence in support of its position and in opposition to the position of the opposing party.

(iv) The third arbitrator shall make a determination of the Fair Market Rent by selecting either the amount set forth in Landlord’s Final Determination or the amount set forth in Tenant’s Final Determination, whichever the third arbitrator determines is closest to Fair Market Rent for the Demised Premises.  The third arbitrator may not select any other amount as the Fair Market Rent, provided that in no event shall the rent be less than the Annual Rent.  The fees and expenses of any arbitration pursuant to this Section 42.02(d) shall be borne by the parties equally, but each party shall bear the expense of its own arbitrator, attorneys and experts and the additional expenses of presenting its own proof.  The arbitrators shall not have the power to add to, modify or change any of the provisions of the Lease.  Each arbitrator shall be a licensed real estate broker having at least 15 years of experience in leasing of first class office buildings in Manhattan.  After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not effect the determination of Fair Market Rent.

(e) If Tenant disputes Landlord’s Initial Determination and if the final determination of Fair Market Rent shall not be made on or before the first day of the Renewal Term, then, pending such final determination, Tenant shall pay, as fixed rent for the Renewal Term, an amount equal to Landlord’s Final Determination.  If, based upon the final determination of the Fair Market Rent, the fixed rent payments made by Tenant for such portion of the Renewal Term were greater than Fair Market Rent payable for the Renewal Term, Landlord shall credit the amount of such excess against future installments of fixed rent and/or additional rent payable by Tenant.

8. Offer Space Option. Article 43-Offer Space Option of the Lease is hereby deleted in its entirety and the following inserted in place thereof:

ARTICLE 43

OFFER SPACE OPTION

43.01 As used herein:

“Available” means, as to any space, that such space is vacant and free of any present or future possessory right now or hereafter existing in favor of any third party; provided, that any space that is vacant on the date of this Lease shall not be deemed Available unless and until such space is first leased to another tenant and then again becomes Available.  Anything to the contrary contained herein notwithstanding, Tenant’s rights of first offer pursuant to this Article 43 and/or Article 45 are subordinate to (x) any right of offer, right of first refusal, expansion right or similar right or option in favor of any third party existing as of the date of this Lease and (y) Landlord’s right to renew or extend the term of any lease to another tenant, whether or not pursuant to an option or right set forth in such other tenant’s lease.

“Offer Period” means the period commencing on the Extension Commencement Date to and including the date that is 5 years prior to the Expiration Date.

“Offer Space” means the space on the entire 35th floor of the Building and/or the portion of the 36th floor of the Building substantially as shown hatched on the floor plan annexed as Exhibit C attached hereto.

43.02 Provided (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default under this Lease, and (iii) Tenant shall occupy at least 75% of the Demised Premises, if at any time during the Offer Period, Offer Space either becomes, or Landlord reasonably anticipates that within the next 12 months (but not later than the last day of the Offer Period) such Offer Space will become, Available, Landlord shall give to Tenant notice (an “Offer Notice”) thereof, specifying (A) Landlord’s determination of the Fair Offer Rent for such Offer Space, (B) the date or estimated date that such Offer Space has or shall become Available and (C) such other matters as Landlord may deem appropriate for such Offer Notice.  “Fair Offer Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for such Offer Space, each party acting prudently and under no compulsion to lease, and taking into account all relevant factors.

43.03 Provided that on the date that Tenant exercises the Offer Space Option and on the Offer Space Inclusion Date (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default under this Lease, and (iii) Tenant shall occupy at least 75% of the Demised Premises, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date that is 15 days after the giving of the Offer Notice (time being of the essence) to include such Offer Space in the Demised Premises.  Tenant shall notify Landlord in the Acceptance Notice whether Tenant accepts or disputes Landlord’s determination of the Fair Offer Rent, and if Tenant disputes Landlord’s determination of the Fair Offer Rent, the Acceptance Notice shall set forth Tenant’s determination thereof. If Tenant fails timely to object to Landlord’s determination in the Acceptance Notice and to set forth Tenant’s determination, then Tenant shall be deemed to have accepted Landlord’s determination.

43.04 If Tenant timely delivers the Acceptance Notice, then, on the date on which Landlord delivers vacant possession of the applicable Offer Space to Tenant (the “Offer Space Inclusion Date”), such Offer Space shall become part of the Demised Premises, upon all of the terms and conditions set forth in this Lease, except (i) fixed rent shall be increased by the Fair Offer Rent, (ii) Tenant’s Share of Taxes and Tenant’s Share of Operating Expenses shall be increased proportionately, (iii) Landlord shall not be required to perform any work, to pay any tenant improvement allowance or any other amount, or to render any services to make the Building or such Offer Space ready for Tenant’s use or occupancy or to provide any abatement of fixed rent or additional rent, and Tenant shall accept such Offer Space in its “as is” condition on the Offer Space Inclusion Date and (iv) as may be otherwise set forth in the Offer Notice.

43.05 If in the Acceptance Notice Tenant disputes Landlord’s determination of Fair Offer Rent, and Landlord and Tenant fail to agree as to the amount thereof within 20 days after the giving of the Acceptance Notice, then the dispute shall be resolved by arbitration in the same manner regarding Fair Market Rent pursuant to Section 42.02(d); provided, that all references in said Section 42.02(d) to “Fair Market Rent” shall be deemed to refer to “Fair Offer Rent.” If the dispute shall not have been resolved on or before the Offer Space Inclusion Date, then pending such resolution, Tenant shall pay as annual fixed rent for the Offer Space the Fair Offer Rent as determined by Landlord. Within 20 days after the final determination of Fair Offer Rent, an adjustment, if any, required to correct the amounts previously paid on account thereof shall be made by the appropriate party.

43.06 If Landlord is unable to deliver possession of the applicable Offer Space to Tenant for any reason on or before the date on which Landlord anticipates that such Offer Space shall be Available as set forth in the Offer Notice, the Offer Space Inclusion Date with respect to such Offer Space shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired.  This Section 43.06 constitutes “an express provision to the contrary” within the meaning of Section 223(a) of the New York Real Property Law and any other law of like import now or hereafter in effect.

43.07 If Tenant fails timely to give an Acceptance Notice, then (i) Landlord may enter into one or more leases of the applicable Offer Space with third parties on such terms and conditions as Landlord shall determine, the Offer Space Option shall be null and void with respect to such Offer Space and of no further force and effect and Landlord shall have no further obligation to offer such Offer Space to Tenant, and (ii) Tenant shall, upon demand by Landlord, execute an instrument confirming Tenant’s waiver of, and extinguishing, the Offer Space Option with respect to such Offer Space, but the failure by Tenant to execute any such instrument shall not affect the provisions of clause (i) above,

43.08 Promptly after the occurrence of the Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the applicable Offer Space in the Demised Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of such Offer Space in the Demised Premises in accordance with this Section 43.08.

43.09 Anything in this Lease to the contrary notwithstanding, the provisions of this Article 43 granting to Tenant the Offer Space Option shall be null and void and of no force or effect if (i) the Named Tenant is no longer the Tenant under this Lease, (ii) the Named Tenant at any time fails to occupy at least 75% of the Demised Premises or (iii) the Named Tenant shall at any time be in default under this Lease beyond any applicable period of grace. The “Named Tenant” means Silvercrest Asset Management Group LLC or an Affiliate; provided, at the time the Lease is assigned to such Affiliate in accordance with the terms of the Lease such Affiliate’s net worth is at least equal to Silvercrest Asset Management Group LLC.

9. Skyline Signage Option. The following is hereby inserted as Article 45 of the Lease:

ARTICLE 45

SKYLINE SIGNAGE OPTION

45.01 As used herein:

“Signage Offer Period” means the period commencing on the execution of this Amendment to and including the date that is 5 years prior to the Expiration Date.

“Signage Offer Space” means the entire skyline signage area substantially as shown on Exhibit A attached hereto.

45.02 Provided (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default under this Lease, and (iii) Tenant shall occupy (and shall continue to occupy) at least 25% of the Demised Premises, if at any time during the Signage Offer Period, Signage Offer Space either becomes, or Landlord reasonably anticipates that within the next 12 months (but not later than the last day of the Signage Offer Period) the Signage Offer Space will become Available, Landlord shall give to Tenant notice (a “Signage Offer Notice”) thereof, specifying (A) Landlord’s determination of the Signage Fair Offer Rent for such Signage Offer Space, (B) the date or estimated date that the Signage Offer Space has or shall become Available and (C)

such other matters as Landlord may deem appropriate for such Signage Offer Notice.  “Signage Fair Offer Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for such Signage Offer Space, each party acting prudently and under no compulsion to lease, and taking into account all relevant factors; provided, however, the fixed rent payable by Tenant under the Lease (as amended by this Amendment) for the Demised Premises shall not be a relevant factor in any determination of Signage Fair Offer Rent.

45.03 Provided that on the date that Tenant exercises the Signage Offer Space Option and on the Signage Offer Space Inclusion Date (i) this Lease shall not have been terminated, (ii) Tenant shall not be in default under this Lease, and (iii) Tenant shall occupy at least 25% of the Demised Premises, Tenant shall have the option (the “Signage Offer Space Option”), exercisable by notice (an “Signage Acceptance Notice”) given to Landlord on or before the date that is 15 days after the giving of the Signage Offer Notice (time being of the essence) to include the entire Signage Offer Space in the Demised Premises. Tenant shall notify Landlord in the Signage Acceptance Notice whether Tenant accepts or disputes Landlord’s determination of the Signage Fair Offer Rent, and if Tenant disputes Landlord’s determination of the Signage Fair Offer Rent, the Signage Acceptance Notice shall set forth Tenant’s determination thereof. If Tenant fails timely to object to Landlord’s determination in the Signage Acceptance Notice and to set forth Tenant’s determination, then Tenant shall be deemed to have accepted Landlord’s determination.

45.04 If Tenant timely delivers the Signage Acceptance Notice, then, on the date on which Landlord delivers vacant possession of the Signage Offer Space to Tenant (the “Signage Offer Space Inclusion Date”), the entire Signage Offer Space shall become part of the Demised Premises, upon all of the terms and conditions set forth in this Lease, except (i) fixed rent shall be increased by the Signage Fair Offer Rent, (ii) Tenant shall have no obligation to pay Tenant’s Share of Taxes and Tenant’s Share of Operating Expenses with respect to the Signage Offer Space, (iii) Landlord shall not be required to perform any work, to pay any tenant improvement allowance or any other amount, or to render any services to make the Building or the Signage Offer Space ready for Tenant’s use or occupancy or to provide any abatement of fixed rent or additional rent, and Tenant shall accept the Signage Offer Space in its “as is” condition on the Signage Offer Space Inclusion Date and (iv) as may be otherwise set forth in the Signage Offer Notice.

45.05 If in the Signage Acceptance Notice Tenant disputes Landlord’s determination of Signage Fair Offer Rent, and Landlord and Tenant fail to agree as to the amount thereof within 20 days after the giving of the Signage Acceptance Notice, then the dispute shall be resolved by arbitration in the same manner regarding Fair Market Rent pursuant to Section 42.02(d); provided, that all references in said Section 42.02(d) to “Fair Market Rent” shall be deemed to refer to “Signage Fair Offer Rent.” If the dispute shall not have been resolved on or before the Signage Offer Space Inclusion Date, then pending such resolution, Tenant shall pay as annual fixed rent for the Signage Offer Space the Signage Fair Offer Rent as determined by Landlord. Within 20 days after the final determination of Signage Fair Offer Rent, an adjustment, if any, required to correct the amounts previously paid on account thereof shall be made by the appropriate party.

45.06 If Landlord is unable to deliver possession of the Signage Offer Space to Tenant for any reason on or before the date on which Landlord anticipates that the Signage Offer Space shall be Available as set forth in the Signage Offer Notice, the Signage Offer Space Inclusion Date with respect to the Signage Offer Space shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired. This Section 45.06 constitutes “an express provision to the contrary” within the meaning of Section 223(a) of the New York Real Property Law and any other law of like import now or hereafter in effect.

45.07 If Tenant fails timely to give a Signage Acceptance Notice, then (i) Landlord may enter into one or more leases of the Signage Offer Space with third parties on such terms and conditions as Landlord shall determine, the Signage Offer Space Option shall be null and void and of no further force and effect and Landlord shall have no further obligation to offer the Signage Offer Space to Tenant, and (ii) Tenant shall, upon demand by Landlord, execute an instrument confirming Tenant’s waiver of, and extinguishing, the Signage Offer Space Option, but the failure by Tenant to execute any such instrument shall not affect the provisions of clause (i) above.

45.08 Promptly after the occurrence of the Signage Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the entire Signage Offer Space in the Demised Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the entire Signage Offer Space in the Demised Premises in accordance with this Section 45.08.

45.09 Anything in this Lease to the contrary notwithstanding, if (i) the Named Tenant is no longer the Tenant under this Lease, (ii) the Named Tenant at any time fails to occupy at least 25% of the Demised Premises or (iii) the Named Tenant shall at any time be in default under this Lease beyond any applicable period of grace, then (A) the provisions of this Article 45 granting to Tenant the Signage Offer Space Option shall be null and void and of no force or effect, (B) if Tenant has exercised the Signage Offer Space Option, Tenant’s right to continue to lease the Signage Offer Space shall automatically terminate and (C) Tenant shall pay to Landlord a sum which, at the time of such termination, represents the then value of the excess, if any, of (1) the aggregate of the rental which, had the lease of the Signage Offer Space not been terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination to and including the expiration date of Tenant’s lease of the Signage Offer Space over (2) the aggregate fair rental value of the Signage Offer Space for the same period.

45.10 If, in Landlord’s reasonable determination, the inclusion of Tenant’s name or any other identifying mark of Tenant upon the Signage Offer Space is harmful to the reputation of the first-class character of the Building by reason of any action by Tenant or any occurrence associated with Tenant, Landlord shall have the right, exercised in Landlord’s sole discretion, to terminate Tenant’s rights to the Signage Offer Space and remove, at Landlord’s cost and expense, any signage theretofore erected in the Signage Offer Space.

45.11 Tenant’s installation of any signage or other improvements in the Signage Offer Space shall be performed in accordance with the provisions of Article 12 of the Lease. All Tenant signage located in the Signage Offer Space shall be installed by Tenant, at Tenant’s expense, and shall be maintained by Tenant, at Tenant’s expense, in good condition and repair.  Tenant shall obtain and pay for all required permits and licenses relating to the installation of any signage or other improvements in the Signage Offer Space.  Copies of all such permits and licenses shall be delivered to Landlord prior to installation of the sign to which such permits and licenses relate.  All signage or other improvements in the Signage Offer Space shall be first-class, in compliance with all applicable Laws and in good taste so as not to detract from the general appearance of the Building.  If Landlord shall deem it necessary to temporarily remove any signage or other improvements in the Signage Offer Space in order to make repairs, alterations or improvements in or upon the Premises, Landlord shall have the right to do so.  On the expiration or sooner termination of the Lease, Tenant shall (i) promptly remove all signage or other improvements in the Signage Offer Space installed or displayed by Tenant, and (ii) promptly repair in a good and workmanlike manner in conformity with all Laws and all applicable provisions of this Lease, all damage to the Building caused by such removal.

10. Signage. (a) Tenant shall have the right, from and after the date on which this Amendment is fully executed and delivered (but subject to applicable Laws and the provisions of Section 10(b) below), to place one sign identifying one name of Tenant (i.e., Silvercrest Asset Management Group LLC) in the location shown on Exhibit B annexed hereto (the “Elevator Sign”).  The Elevator Sign shall be subject to Landlord’s approval (including, without limitation, as to size, color and materials), which approval Landlord shall not unreasonably withhold. Tenant, at Tenant’s expense, shall be responsible for supplying, repairing and replacing the Elevator Sign. Subject to Landlord’s reasonable approval of full plans and specifications for the Elevator Sign, the Elevator Sign shown on Exhibit B is hereby approved by Landlord with respect to the location, approximate size and general aesthetic appearance of the Elevator Sign. Landlord, at Tenant’s expense, shall install and maintain the Elevator Sign. “Laws” means all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Fire Underwriters and any other entity performing similar functions at any time duly in force.

(b) Anything contained herein to the contrary notwithstanding, Tenant’s right to the Elevator Sign shall be null and void and of no further force or effect and Landlord shall have the right at any time to remove the Elevator Sign, at Tenant’s expense, if (i) Tenant is in default under this Lease beyond applicable notice and grace periods, (ii) the Named Tenant is no longer the Tenant under this Lease, (iii) the Premises shall consist of less than 41,600 rentable square feet, (iv) the Named Tenant at any time fails to occupy at least 85% of the Demised Premises or (v) the Lease term shall expire or terminate.

(c) If Landlord shall deem it necessary (in the exercise of reasonable and prudent business judgment) to remove the Elevator Sign in order to paint or to make repairs, alterations or improvements, Landlord shall have the right to do so at Landlord’s expense, and shall reinstall such sign when the work performed by Landlord is completed; provided, that Landlord shall use reasonable efforts to minimize the amount of time that the Elevator Sign is not in place and shall repair any damage to the Elevator Sign resulting from such removal and reinstallation; provided, further, if Landlord reasonably estimates that the Elevator Sign will be removed for more than 30 days or for more than 30 days in the aggregate during any consecutive 90 day period, Landlord shall provide a substitute sign of like size and of equal or greater prominence during the period that the Elevator Sign is removed.  On the expiration or sooner termination of the Lease term, Tenant shall (i) promptly remove the Elevator Sign and (ii) promptly repair in a good and workmanlike manner in conformity with Laws and all applicable provisions of the Lease, all damage to the Building caused by such removal.

(d) If, in Landlord’s reasonable determination, the existence of the Elevator Sign bearing Tenant’s name or any other identifying mark of Tenant is harmful to the reputation of the first-class character of the Building by reason of any action by Tenant or any occurrence associated with Tenant, Landlord shall have the right, exercised in Landlord’s sole discretion, to terminate Tenant’s rights to the Elevator Sign and remove the Elevator Sign at Landlord’s cost and expense.

11. Brokers. Each party represents to the other that such party has dealt with no broker in connection with this Amendment or the Building (other than Cushman & Wakefield, Inc. (representing Tenant) and RXR Property Management LLC (representing Landlord) (together, the “Broker”)), and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than the Broker) who alleges that it has dealt with the indemnifying party in connection with this Amendment or the Building. Landlord shall pay any brokerage commission or other compensation that may be due to the Broker pursuant to a separate agreement.

12. Letter of Credit. Not later than 30 days after this Amendment is fully executed and delivered, Tenant shall deliver to Landlord a new Letter of Credit in the Letter of Credit Amount with a revised expiration date of November 30, 2028 and otherwise satisfying the requirements set forth in Article 36 of the Lease.

13. REIT. (a) Neither Tenant nor any direct or indirect subtenant of Tenant shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Demised Premises which provides for a rental or payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, occupied or utilized, or which would require the payment of any consideration which would not fall within the definitions of “rents from real property” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Tenant acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Code or as entities described in Section 511(a)(2) of the Code, and that avoiding (i) the loss of such status, (ii) the receipt of any income derived under any provision of the Lease that does not constitute “rents from real property” (in the case of real estate investment trusts) or that constitutes “unrelated business taxable income” (in the case of entities described in Section 511(a)(2) of the Code), and (iii) the imposition of penalty or similar taxes (each, an “Adverse Event”) is of material concern to Landlord and such beneficial owners and Tenant’s agreement herein contained regarding the avoidance of an Adverse Event is a material inducement to

Landlord entering into the Lease.  If the Lease or any provision thereof could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant shall cooperate with Landlord in amending or modifying the Lease and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification.  Any amendment or modification pursuant to this Section shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in the Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under the Lease, Landlord may waive the receipt of any amount payable to Landlord under the Lease, and such waiver shall constitute an amendment or modification of the Lease with respect to such payment.

14. Condominium. This Amendment, the Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which are or shall be recorded in order to convert the Building to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law, or any successor thereto, provided the Declaration does not include other terms which increase Tenant’s obligations (in any material respect) or decrease Tenant’s rights (in any material respect).  If any such Declaration is to be recorded, Tenant, upon the request of Landlord, shall enter into an amendment of the Lease confirming such subordination and modifying the Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Tenant’s Share of Taxes and Tenant’s Share of Operating Expenses and appropriate reductions in the Operating Expense Base and the Real Estate Tax Base; provided, that, such amendment shall not reduce Tenant’s rights or increase Tenant’s obligations under the Lease (in either case in any material respect) or increase Tenant’s monetary obligations under the Lease.

15. Embargoed Person. Tenant represents that as of the date of this Amendment, and Tenant covenants that throughout the term of the Lease: (a) Tenant is not, and shall not be, an Embargoed Person, (b) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person shall have any interest of any nature whatsoever in Tenant, with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or prohibited by law or that the Lease and performance of the obligations hereunder are or would be blocked or in violation of law and (d) none of the funds of Tenant are, or shall be derived from, any activity with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or in violation of law or that the Lease and performance of the obligations hereunder are or would be in violation of law.  “Embargoed Person” means a person, entity or government (i) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation and/or (ii) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or the Lease is or would be in violation of law and/or (iii) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of

Federal Regulations, as they exist from time to time; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority.  If any representation made by Tenant pursuant to this Section shall become untrue Tenant shall within 10 days give written notice thereof to Landlord, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

16. Leaks. To the extent Landlord has an obligation to perform a repair or to cause a repair to be performed in connection any leaks in the ceiling, windows or exterior walls of the Demised Premises, Landlord shall use commercially reasonable efforts to perform such repair or cause such repair to be performed within 24 hours after Tenant delivers notice of such leaks to Landlord. Tenant acknowledges that certain repairs may take longer due to scope, material availability and force majeure events.

17. Fire Alarm Testing. Landlord shall not test the Building fire alarms during Business Hours unless reasonably agreed to in advance by Tenant or as required by law, ordinance, municipal authority or any other governmental authority.

18. Air Conditioning. The provisions of Section 16.01 of the Lease relating to hours of HVAC operation are incorporated in this Amendment as if fully set forth herein.  Sections 16.02(i)(ii) and (iii) of the Lease are hereby deleted and the provisions set forth on Exhibit D are inserted in place thereof.

19. No Other Changes. Except as expressly set forth in this Amendment, the Lease shall remain unmodified and in full force and effect, and the Lease as modified herein is ratified and confirmed.  All references in the Lease to “this Lease” shall hereafter be deemed to refer to the Lease as amended by this Amendment.

20. Miscellaneous. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and all prior negotiations, understandings or agreements between the parties with respect to the subject matter hereof are merged herein.  This Amendment may be executed in counterparts each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

RXR 1330 OWNER LLC,
a Delaware limited liability company

By:	/s/ Richard J. Conniff
Name: Richard J. Conniff
Title: Authorized Person

TENANT:

SILVERCREST ASSET MANAGEMENT
GROUP LLC,
a Delaware limited liability company

By:	/s/ Richard R. Hough III
Name: Richard R. Hough III
Title: President and CEO